EXHIBIT 99.1

TERMS RELATING TO THE SERVICE BY GEORGE MRKONIC
AS A DIRECTOR OF PAPERCHASE PRODUCTS, LTD

1.	Borders Group will pay to GRM an annual fee of $100,000 for service as a director of Paperchase and for the additional services described in paragraph 2 below. One-half of the annual fee shall be payable in restricted Borders Group shares granted on January 1 of each year, with the specific number of shares to be determined by dividing $50,000 by the fair market value of a Borders Group share on the date of grant. The balance of the annual fee shall be paid in cash on a monthly basis from July through December of each year. In addition, GRM will be eligible for incentive payments as if he were a participant in the annual incentive plan for management employees of Paperchase, with a target incentive payment of $50,000 per year and a maximum incentive payment of $100,000 per year. The restricted shares will vest on a pro rata basis during the calendar year in which they are granted.

2.	Upon the reasonable request of the Board of Borders Group, GRM will consult with the Board or its designee on Paperchase matters or on such other matters as the Board of Borders Group may designate from time to time. The amount of time expended by GRM on such additional matters will not be substantial.

3.	GRM may resign or be removed as a director of Paperchase at any time for any reason or for no reason. Upon such resignation or removal, Borders Group shall not have any further obligation to GRM.

4.	GRM will not be an employee of Paperchase or Borders Group and will not be eligible to participate in any benefit programs of Paperchase or Borders Group.

5.	All payments to GRM will be net of any required tax withholding.